As filed with the Securities and Exchange Commission on March 7, 2014.

Registration No. 333-193615

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aquinox Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	98-0542593
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

450-887 Great Northern Way,

Vancouver, B.C., Canada V5T 4T5

(604) 629-9223

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Main

President and Chief Executive Officer

Aquinox Pharmaceuticals, Inc.

450-887 Great Northern Way,

Vancouver, B.C., Canada V5T 4T5

(604) 629-9223

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael E. Tenta Gordon H. Empey Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, WA 98101 (206) 452-8700	Patrick A. Pohlen Jim Morrone Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ File No. 333-193615

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

This Registration statement shall become effective upon filing in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-193615) is filed pursuant to Rule 462(d) solely to add an updated Exhibit 5.1 with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedule

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on the 7th day of March, 2014.

AQUINOX PHARMACEUTICALS, INC.

By:	/s/ David J. Main
Name: David J. Main
Title: President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	SIGNATURE	Title	Date

	/s/ David J. Main David J. Main	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 7, 2014

	/s/ Kamran Alam Kamran Alam	Chief Financial Officer (Principal Financial and Accounting Officer)	March 7, 2014

	* Gary Bridger	Director	March 7, 2014

	* Elaine Jones	Director	March 7, 2014

	* Daniel Levitt	Director	March 7, 2014

	* Robert Pelzer	Director	March 7, 2014

	* Todd Simpson	Director	March 7, 2014

*By:	/s/ Kamran Alam
Kamran Alam Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT
1.1#	Form of Underwriting Agreement.
3.1#	Amended and Restated Certificate of Incorporation of the Registrant, as presently in effect.
3.2#	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant, filed on January 27, 2014.
3.3#	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant, filed on February 27, 2014.
3.4#	Amended and Restated Bylaws of the Registrant, as presently in effect.
3.5#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering.
3.6#	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering.
4.1#	Amended and Restated Qualification and Registration Rights Agreement of the Registrant, dated March 19, 2013.
4.2#	Amended and Restated Shareholders’ Agreement of the Registrant, dated March 19, 2013.
4.3#	Amendment No. 1 to Shareholders’ Agreement of the Registrant, dated June 25, 2013.
4.4#	Amendment No. 2 to Shareholders’ Agreement of the Registrant, dated November 18, 2013.
4.5#	Amendment No. 3 to Shareholders’ Agreement of the Registrant, dated January 27, 2014.
4.6#	Amended and Restated Exchange Agreement of the Registrant, dated March 19, 2013.
4.7#	Warrant to Purchase Stock of the Registrant, issued to Silicon Valley Bank, dated October 23, 2013.
5.1	Opinion of Cooley LLP regarding legality.
10.1+#	Joint Canadian Stock Option Plan.
10.2+#	Forms of Option Agreement for Registrant’s Joint Canadian Stock Option Plan.
10.3+#	2014 Equity Incentive Plan, to be in effect upon completion of this offering.
10.4+#	Forms of Option Agreement and Option Grant Notice for Registrant’s 2014 Equity Incentive Plan.
10.5+#	Form of Indemnity Agreement entered into between the Registrant and each of its directors and its executive officers.
10.6+#	Employment Agreement by and between the Registrant and David Main, dated March 1, 2007.
10.7+#	Employment Agreement by and between the Registrant and Tom MacRury, dated June 6, 2007.
10.8+#	Employment Agreement by and between the Registrant and Kamran Alam, dated July 18, 2011.
10.9+#	Employment Agreement by and between the Registrant and Stephen Shrewsbury, dated March 2, 2013.
10.10+#	Employment Agreement by and between the Registrant and Lloyd Mackenzie, dated May 30, 2013.
10.11#	Offer to Lease by and between the Registrant and Sun Life Assurance Company of Canada, dated February 15, 2010.
10.12†#	Asset Purchase Agreement by and between the Registrant and Biolipox AB, dated August 19, 2009.
10.13#	Loan Agreement by and between Aquinox Pharmaceuticals Inc. and Silicon Valley Bank, dated October 23, 2013.
10.14#	Security Agreement by and between the Registrant and Silicon Valley Bank, dated October 23, 2013.
10.15#	Security Agreement by and between Aquinox Pharmaceuticals Inc. and Silicon Valley Bank, dated October 23, 2013.
10.16#	Consent to Sublease dated December 11, 2013 between 560677 B.C. LTD. and Mark Anthony Group Inc. and Aquinox Pharmaceuticals Inc.
21.1#	Subsidiaries of the Registrant.
23.1#	Consent of Deloitte LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1#	Power of Attorney (included in signature pages). See page II-4 to the Registration Statement on Form S-1 (No. 333-193615) filed with the Securities and Exchange Commission on January 28, 2014.
+	Indicates a management contract or compensatory plan.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the registration statement and submitted separately to the Securities and Exchange Commission.
#	Previously filed.